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                                                                   EXHIBIT 10.01

                               AMENDMENT AGREEMENT

     THIS AMENDMENT AGREEMENT (this "Amendment Agreement") is made and entered into as of November 12, 2001 (the "Effective Date"), by and between Keynote Systems, Inc., a Delaware corporation (the "Company"), and Umang Gupta ("Executive"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement (as defined below).

                                    RECITALS

     WHEREAS, the Company and Executive are parties to that certain Employment Agreement made and entered into as of December 9, 1997 (the "Original Agreement"), pursuant to which the Company employs Executive; and

     WHEREAS, the Company and Executive wish to amend the Employment Agreement by entering into this Amendment Agreement and Section 10.7 of the Original Agreement provides that it may be amended by a written agreement executed by Company and Executive.

     NOW, THEREFORE, in consideration of the foregoing recitals and for other consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1.   Amendments to Original Agreement.
          --------------------------------

          1.1  Base Salary. Section 5.1 of the Original Agreement is hereby
               -----------
amended in full on the Effective Date to read as follows:

               "5.1 Base Salary. The Company agrees to pay Employee an annual
                    -----------
               salary of Two Hundred Fifty Thousand Dollars ($250,000.00), or in the event of any portion of a year, a pro rata amount of such annual salary. Employee's annual salary will be payable as earned in accordance with the Company's customary payroll practice.

          1.2  Natural Transition. Section 7.4 of the Original Agreement is
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hereby amended in full to read as follows:

               "7.4 Natural Transition. Company and Employee also wish to
                    ------------------
               provide for their respective rights and obligations should they mutually agree to engage Employee in the process of recruiting a successor Chief Executive Officer and assisting in that person's transition into his or her responsibilities as the Company's CEO (a "Natural Transition"). Employee's responsibilities in any Natural Transition would include (i) assisting in the identification, selection, and recruitment of a successor CEO,
               (ii) working with the Board of Directors and successor CEO to design and implement a transition process that is optimal for the Company, and (iii) during such period

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               of up to twelve (12) months after termination of employment as may be mutually agreed by the Company and Employee (the "Transition Period") making himself available on a mutually acceptable schedule for, and providing, such assistance and guidance, strategic and otherwise, as the Company or the successor CEO may request (but not to exceed 25% of his working time during such period, considered in the aggregate and exclusive of Employee's duties and responsibilities as Chairman) in such areas as operations, marketing, competition, sales, investor relations, and the like. Notwithstanding anything to the contrary suggested by the preceding sentences of this Section 7.4, neither Employee nor Company shall have any obligation to engage in a Natural Transition."

          1.3  Constructive Termination. Section 7.3(c) of the Original
               ------------------------
Agreement is hereby amended in full to read as follows:

               "(c) a Sale of the Company if Employee is not the Chief Executive Officer of the resulting combined entity."

     2.   Stock Option Grant.
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               (a) Option Grant. Effective this 12th day of November 2001,
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Executive shall be granted an option to purchase One Million Three Hundred
Thousand (1,300,000) shares of Common Stock (the "Shares") under the Company's 1999 Equity Incentive Plan. The option shall have an exercise price equal to the fair market value of Keynote's Common Stock on this day.

               (b) Exercisability; Vesting. The option shall be immediately
                   -----------------------
exercisable subject to a repurchase option in favor of the Company to repurchase unvested Shares at cost upon termination of employment. The option shall vest with respect to Twenty Thousand Eight Hundred Thirty-Three and one-third (20,833) shares on January 7, 2002, with respect to an additional Thirty-Three Thousand Three Hundred Thirty-Three and one-third (33,333) shares on the 7th day of each of the twenty-four months from February 2002 through January 2004, and thereafter with respect to an additional Twenty Thousand Eight Hundred Thirty-Three and one-third (20,833) shares on the 7th day of each subsequent month.

               (c) Termination of Option. The option may be exercised by
                   ---------------------
Executive at any time prior to two years after the later to occur of (i) Executive ceasing to provide services as an employee of the Company, and (ii) Executive ceasing to provide services as a director of the Company.

               (d) Acceleration of Vesting upon a Sale of the Company. In the
                   --------------------------------------------------
event of a Sale of the Company during the Term, vesting of all then unvested shares subject to the option shall be accelerated ninety (90) days following consummation of the Sale of the Company if Executive is not the Chief Executive Officer of the resulting combined entity, provided however that Executive will agree not to terminate employment in a Voluntary Termination or Constructive Termination within a twelve (12) month period following consummation of the

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Sale of the Company, during which Executive may be required to provide management and transition services for the benefit of the successor entity.

               (e) Effect of Termination Upon Stock Rights. Section 8.5 of the
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Original Agreement is hereby amended in full to read as follows:

                   "8.5 Effect of Termination Upon Stock Rights. In the event of
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any termination of Employee's employment, Employee and Company shall, in addition to those rights and obligations set forth in paragraph 2(d) of the Amendment Agreement, have the following rights and obligations with respect to the Shares:

                   (a) In the event of any termination of employment pursuant to Section 7.1(a), 7.1(b), or Section 7.1(f) (if not in connection with a Natural Transition), vesting of the Shares shall cease on the date of termination of employment and the Company shall have a Right of Repurchase with respect to all of the Shares that are Unvested Shares;

                   (b) In the event of any termination of employment pursuant to
                   Section 7.1(c), (d), or (e) that is not a Natural Transition, an additional number of Unvested Shares shall thereupon become Vested Shares, such number being equal to the number of shares scheduled to become Vested Shares during the six
                   (6) months following termination of employment; and

                   (c) In the event of a Voluntary Termination or Termination Without Cause that is a Natural Transition, vesting shall continue for an additional twelve (12) months."

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed as of the day and year first above written.

KEYNOTE SYSTEMS, INC.                       EXECUTIVE

By: /s/ John Flavio                          /s/ Umang Gupta
   ----------------------------------       ------------------------------------
   John Flavio, Senior Vice President       Umang Gupta
   Chief Financial Officer

Exhibit A: Stock Option Agreement

                 [Signature Page to Keynote Amendment Agreement]